Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is made as of the 19th day of December, 2018 by and between PB Bancorp, Inc., a Maryland corporation (the “Company”), its wholly-owned subsidiary, Putnam Bank (the “Bank” and, together with the Company, the “Employers”) and Robert J. Halloran, Jr. (the “Executive”).

1.          Purpose. The Company considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes that, as is the case with many corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Employers’ key management, including the Executive, to their assigned duties without distraction arising from the possibility of a Change in Control. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Employers, the Executive shall not have any right to be retained in the employ of the Employers.

2.          Change in Control. A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events:

(a)          Merger: The Company or the Bank merges into or consolidates with another entity, or merges another bank or corporation into the Company or the Bank, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(b)          Acquisition of Significant Share Ownership: A person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s securities having the right to vote in an election of the board of the directors (“Voting Securities”); provided, however, this clause (b) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding Voting Securities;

(c)          Change in Board Composition: During any period of two consecutive years, individuals who constitute the Board or the Bank’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Board or the Bank’s board of directors; provided, however, that for purposes of this clause (c), each director who is first elected by the Board (or first nominated by the Board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period or who is appointed as a director as a result of a directive, supervisory agreement or order issued by the primary federal regulator of the Company or the Bank or by the Federal Deposit Insurance Corporation shall be deemed to have also been a director at the beginning of such period; or

(d)          Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

3.          Terminating Event. A “Terminating Event” shall mean any of the events provided in this Section 3:

(a)          Termination by the Employers. Termination by either of the Employers of the employment of the Executive with the Employers for any reason other than for Cause, death or Disability. For purposes of this Agreement, “Cause” shall mean the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Company’s Code of Business Conduct and Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement.

A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Employers, rather than continuing as an employee of the Employers following a Change in Control. For purposes hereof, the Executive will be considered “Disabled” if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his/her duties to the Employers on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

(a)          Termination by the Executive for Good Reason. Termination by the Executive of the Executive’s employment with the Employers for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following, the occurrence of any of the following events:

(i)          a material diminution in the Executive’s base compensation;

(ii)         a material diminution in the Executive’s authority, duties or responsibilities; or

(iii)        a change in the geographic location at which the Executive must perform his/her duties that is more than thirty-five (35) miles from the location of the Executive’s principal workplace on the date of this Agreement.

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“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Employers in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Employers’ efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his/her employment within 60 days after the end of the Cure Period. If the Employers cure the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.          Change in Control Payment. In the event a Terminating Event occurs within 12 months after a Change in Control, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Employers and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Employers (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination, then the Employers shall pay the Executive a lump sum amount in cash equal to TWO times the Executive’s annual base salary in effect immediately prior to the Terminating Event (or the Executive’s annual base salary in effect immediately prior to the Change in Control, if higher). The amount payable under this Section 4 shall be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

5.          Additional Limitation.

(a)          Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Employers to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

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(b)          For purposes of this Section 5, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)          The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(a) shall be made by a nationally recognized accounting firm selected by the Employers (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employers and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Employers or the Executive. Any determination by the Accounting Firm shall be binding upon the Employers and the Executive.

6.          Section 409A.

(a)          Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Employers determine that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death.

(b)          The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)          All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Employers or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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(d)          To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(e)          The Employers make no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.          Term. This Agreement shall take effect on the date first set forth above and shall terminate upon the earlier of (a) the termination of the Executive’s employment for any reason prior to a Change in Control, (b) the termination of the Executive’s employment with the Employers after a Change in Control for any reason other than the occurrence of a Terminating Event, or (c) the date which is 12 months after a Change in Control if the Executive is still employed by the Employers.

8.          Withholding. All payments made by the Employers to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Employers under applicable law.

9.          Notice and Date of Termination.

(a)          Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 9. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)          Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his/her death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated on account of Executive’s Disability or by the Employers with or without Cause, the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive without Good Reason, 30 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Employers, the Employers may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Employers for purposes of this Agreement.

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10.         No Mitigation. The Employers agree that, if the Executive’s employment by the Employers is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Employers pursuant to Section 4 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Employers or otherwise.

11.         Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Putnam, Connecticut in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Employers may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 11 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 11.

12.         Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 11 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the State of Connecticut and the United States District Court for the District of Connecticut. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

13.         Protected Disclosures.  The Executive understands that nothing contained in this Agreement or any other agreement limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Employers.  The Executive also understands that nothing in this Agreement or any other agreement limits the Executive’s ability to share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information.

14.         Defend Trade Secrets Act of 2016.  The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal

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15.         Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning such subject matter.

16.         Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after a Terminating Event but prior to the completion by the Employers of all payments due him/her under this Agreement, the Employers shall continue such payments to the Executive’s beneficiary designated in writing to the Employers prior to the Executive’s death (or to his/her estate, if the Executive fails to make such designation).

17.         Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any Section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.         Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19.         Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight currier service of by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employers, or to the Employers at their main office, attention of the Board of Directors.

20.         Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employers.

21.         Effect on Other Plans. An election by the Executive to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Employers’ benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Employers’ benefit plans, programs or policies except as otherwise provided in Section 5 hereof, and except that the Executive shall have no rights to any severance benefits under any Employer severance pay plan. In the event that the Executive is party to an employment agreement with the Company and/or the Bank providing for change in control payments or benefits, the Executive may receive payment under this Agreement only and not both. The Executive shall make such an election in the event of a Change in Control.

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22.         Governing Law. This is a Connecticut contract and shall be construed under and be governed in all respects by the laws of the State of Connecticut, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

23.         Successor to Employers. The Employers shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employers expressly to assume and agree to perform this Agreement to the same extent that the Employers would be required to perform it if no succession had taken place. Failure of the Employers to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

24.         Allocation of Obligations Between Employers. The obligations of the Employers under this Agreement are intended to be the joint and several obligations of the Bank and the Company, and the Employers shall, as between themselves, allocate these obligations in a manner agreed upon by them.

25.        Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

PB BANCORP, INC.

By:	/s/ Charles H. Puffer
Name: Charles H. Puffer
Title: Chairman of the Board of Directors

PUTNAM BANK

By:	/s/ Charles H. Puffer
Name: Charles H. Puffer
Title: Chairman of the Board of Directors

EXECUTIVE

/s/ Robert J. Halloran, Jr.
Robert J. Halloran, Jr., Executive Vice President, Treasurer and Chief Financial Officer

[Signature Page to Change in Control Agreement]